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                                                                         NEWS
                                                                         RELEASE

FOR IMMEDIATE RELEASE

NRG ENERGY SUCCESSFUL IN BID FOR FLINDERS POWER IN SOUTH AUSTRALIA

(MINNEAPOLIS, MN) AUGUST 2, 2000 -- NRG Energy, Inc. (NYSE: NRG) announced today it has been named the successful bidder in the South Australian Government's electricity privatization auction for Flinders Power, South Australia's final generation company to be privatized.
       NRG agreed to pay (Aus.) $313 million ($180 million U.S.) cash for a 100-year lease of the Flinders Power assets. Flinders Power includes two power stations totaling 760 megawatts (MW), the Leigh Creek coal mine 175 miles north of the power stations, a dedicated rail line between the two, and Leigh Creek township. The lease agreement also includes managing the long-term fuel supply and power purchase agreement for the 180-MW Osborne Cogeneration Station. NRG expects to close the transaction in early September.
       "Flinders gives NRG a strong position in the vibrant South Australian power market," said Keith G. Hilless, NRG Asia-Pacific managing director and CEO.
         The power stations are the 240-MW Playford Power Station and the 520-MW Northern Power Station, both located in Port Augusta on the Spencer Gulf--approximately 190 miles north of South Australia's capital city, Adelaide. The Playford and Northern power stations use pulverized coal-fired steam turbine generation technology. Northern is a baseload facility and is the lowest-cost generator in South Australia, while Playford is a peaking facility.
      "Flinders Power confirms our long-term commitment to the Australian power generation market," commented David H. Peterson, chairman, president and CEO of NRG. "This project is right in line with NRG's strategy of acquiring assets that complement our core portfolio and represent a variety of dispatch levels."
       Flinders Power, which NRG will operate, is the only generator in South Australia to own its own fuel source. The Leigh Creek mine has 60 million tons of proven coal reserves--enough to supply the Flinders project's coal needs for 20 years.
       NRG expects the Flinders project to contribute three-to-four cents to earnings per share in a typical year. The company expects to finance approximately 40 percent of the project

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with non-recourse project financing and the balance from a combination of corporate debt and equity.
       NRG Energy is a leading global energy company primarily engaged in the acquisition, development, construction, ownership and operation of power generation facilities. NRG is the largest independent power producer in Australia and its current Australian portfolio consists of a 37.5 percent-interest in the 1,680-MW Gladstone Power Station and a 50-percent ownership in the 192-MW Collinsville plant, both in Queensland. NRG also owns a 25-percent interest in Loy Yang Power A, located in Victoria and a 29-percent interest in Energy Developments, Ltd., a publicly-listed company on the Australian stock exchange. Worldwide, NRG owns all or a portion of 57 power generation projects with a total generating capacity of 23,000 MW; its net ownership interest in these projects totals 13,637 MW.
       Certain information included in this news release contains statements that are forward-looking. Such forward-looking information involves risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of NRG Energy. for more information regarding these risks and uncertainties, review NRG Energy's filings with the Securities and Exchange Commission.

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CONTACT:
Meredith C. Moore
Media Relations Manager
612.313.8729
e-mail: meredith.moore@nrgenergy.com

Dan Dokken
Executive Director, Investor Relations
612.373.5336
e-mail: dan.dokken@nrgenergy.com


NRG ENERGY'S WEBSITE, WWW.NRGENERGY.COM, CONTAINS MORE INFORMATION ON THE
COMPANY.